Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-217213 of Five Point Holdings, LLC on Form S-11 of our report dated February 29, 2016 (December 21, 2016 as to the disclosure of the Contribution and Sale Agreement in Note 1) related to the consolidated financial statements of Heritage Fields LLC and subsidiaries as of and for the years ended December 31, 2015 and 2014, appearing in the prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche LLP

Los Angeles, California

April 24, 2017